Exhibit 10.4
Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, NC 28209

April 20, 2020

J. Kent Masters, Jr.

Dear Kent:
The Board of Directors (the “Board”) of Albemarle Corporation (the “Corporation”) recognizes that the possibility of a Change in Control of the Corporation exists, and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Corporation.
The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible Change in Control of the Corporation.
In order to induce you to remain in the employ of the Corporation and in consideration of your continued service to the Corporation, the Corporation agrees that you shall receive certain benefits in the event of a Change in Control and certain severance benefits in the event your employment with the Corporation is terminated subsequent to a Change in Control, as set forth in this Severance Compensation Agreement (“Agreement”).
1.Definitions.
a.    “Cause” means

(i)	your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)
your willful failure to comply with any valid and legal directive of the Board, engagement in dishonesty, illegal conduct or other misconduct, which is, in each case, injurious to the Corporation or any of its affiliates;

(iii)	your embezzlement, misappropriation or fraud, whether or not related to your employment with the Corporation;

(iv)	your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v)	your intentional violation of the Corporation's Code of Conduct or a material policy of the Corporation; or

(vi)	your breach of any obligation under this Agreement or any other written agreement between you and the Corporation.
b.    “Change in Control” means the occurrence of any of the following events:

(i)
any Person, or “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities of the Corporation that are entitled to vote generally for the election of the Corporation’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Corporation approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made). However, if any such Person or “group” becomes the Beneficial Owner of 20% or more, and less than 30%, of the Voting Securities, the Continuing Directors may determine, by a vote of at least two-thirds of the Continuing Directors, that the same does not constitute a Change in Control;

(ii)
as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Corporation’s board of directors, or any successor’s board of directors, within two years of the last of such transactions;

(iii)
the shareholders of the Corporation approve a Business Combination, unless immediately following such Business Combination, (1) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (2) no Person (excluding any employee benefit plan or related trust of the Corporation or the Corporation resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination, and (3) at least a majority of the members of the board of directors of the Corporation resulting from such Business Combination are Continuing Directors.

(iv)	For purposes of Paragraph 1.b. and other provisions of this Agreement, the following terms shall have the meanings set forth below:

(A)
“Affiliate and Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement (the “Exchange Act”).

(B)	“Beneficial Owner” means that a Person shall be deemed the “Beneficial Owner” and shall be deemed to “beneficially own,” any securities:

(i)	that such Person or any of such Person’s Affiliates or Associates owns, directly or indirectly;

(ii)
that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(iii)
that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subparagraph as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iv)
that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associates thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in ‘the proviso to subparagraph (iii) of this definition) or disposing of any voting securities of the Corporation provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter of securities who acquires any securities of the Corporation through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of the Corporation be deemed (1) the beneficial owner of any securities beneficially owned by another officer or director of the Corporation solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Corporation; or (2) the beneficial owner of securities held of record by the trustee of any employee benefit plan of the Corporation or any Subsidiary of the Corporation for the benefit of any employee of the Corporation or any Subsidiary of the Corporation, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.

(C)
“Continuing Directors” means any member of the Corporation’s Board, while a member of that Board, and (i) who was a member of the Corporation’s Board prior to April 20, 2020, or (ii) whose subsequent nomination for election or election to the Corporation’s Board was recommended or approved by a majority of the Continuing Directors.

(D)	“Person” means any individual, firm, company, partnership or other entity.

(E)
“Subsidiary” means, with references to any Person, any company or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such company or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

c.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
d.    “Date of Termination” shall mean:

(i)
in case your employment is terminated for Total Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and

(ii)
in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

e.    “Good Reason for Resignation” shall mean, without your express written consent, any of the following:

(i)
a change in your position with the Corporation which in your reasonable judgment does not represent a promotion from your status or position immediately prior to the Change in Control or the assignment to you of any duties or responsibilities or diminution of duties or responsibilities which in your reasonable judgment are inconsistent with your position with the Corporation in effect immediately prior to the Change in Control, it being understood that any of the foregoing in connection with termination of your employment for Cause or Total Disability shall not constitute Good Reason for Resignation;

(ii)	a reduction by the Corporation in the annual rate of your base salary as in effect immediately prior to the date of a Change in Control;

(iii)
the Corporation’s requiring your office nearest to your principal residence in Charlotte to be located at a different place which is more than thirty-five (35) miles from where such office is located immediately prior to a Change in Control;

(iv)	the failure by the Corporation to continue in effect compensation or benefit plans in which you participate, which in the aggregate provide you compensation and benefits substantially equivalent to those prior to a Change in Control;

(v)
the failure of the Corporation to obtain a satisfactory agreement from any Successor (as defined in Paragraph 5a hereof) to assume and agree to perform this Agreement, as contemplated in Paragraph 5a hereof;

(vi)
any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements hereof; for purposes of this Agreement, no such purported termination shall be effective for any purpose except to constitute a Good Reason for Resignation.

Any of the foregoing events shall constitute Good Reason for Resignation only if, and to the extent, there exists “good reason” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”).
f.    “Incentive Compensation Award” shall mean payment or payments under Incentive Compensation Plans.
g.    “Incentive Compensation Plans” shall mean any variable compensation or other incentive compensation plans maintained by the Corporation, in which awards are paid in cash, stock or other property including, but not limited to: (i) the Albemarle Corporation 2017 Incentive Plan, as amended; (ii) any variable compensation plan; or (iii) any successor plan thereto.
h.    “Normal Retirement Date” shall mean the first day of the calendar month next following the date on which a Participant attains the age of 65.
i.    “Notice of Termination” shall mean a written notice as provided in Paragraph 14 hereof.
j.    “Total Disability” shall mean total physical or mental disability rendering you unable to perform the duties of your employment for a continuous period of six (6) months. Any question as to the existence of your Total Disability upon which you and the Corporation cannot agree shall be determined by a qualified physician not employed by the Corporation and selected by you (or, if you are unable to make such selection, it shall be made by any adult member of your immediate family), and approved by the Corporation. The determination of such physician made in writing to the Corporation and to you shall be final and conclusive for all purposes of this Agreement.
2.    Compensation Upon Termination. Following a Change in Control, you shall be entitled to the following benefits:
a.    Termination Benefits. If your employment by the Corporation shall be terminated subsequent to the Change in Control and during the term of this Agreement, and under circumstances that would qualify as a “separation from service” under Section 409A, (a) by reason of your death after you have received a Notice of Termination, (b) by the Corporation other than (1) for Cause or (2) upon the expiration of the Term of Employment as defined in your employment agreement with the Corporation (the “Employment Agreement”), or (c) by you for Good Reason for Resignation, then you shall be entitled to the benefits provided below, without regard to any contrary provision of any plan:

(i)
Accrued Salary. The Corporation shall pay you, not later than the fifth (5th) day following the Date of Termination, your full base salary and vacation pay accrued through the Date of Termination at the rate in effect at the time the Notice of Termination is given (or at the rate in effect immediately prior to a Change in Control, if such amounts were higher).

(ii)
Accrued Annual Incentive Compensation. The Corporation shall pay you, not later than five (5) days following your Date of Termination, the amount of your accrued annual Incentive Compensation which consists of the annual cash bonus. If the Date of Termination is after the end of a Variable Compensation Year, but before such Incentive Compensation for said Variable Compensation Year has been paid, the Corporation shall pay you Incentive Compensation for that Variable Compensation Year based upon the calculated company score and your individual performance modifier. If an individual performance modifier has not been determined as of the Date of Termination, it will be set at one hundred percent (100%).

In addition, if the Date of Termination is other than the first day of a Variable Compensation Year, the Corporation shall pay you annual Incentive Compensation for the Variable Compensation Year in which the Date of Termination occurs, equal to the target variable compensation for the year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the total number of days which have elapsed in the current Variable Compensation Year to the Date of Termination, and the denominator of which is three hundred sixty-five (365).
If there is more than one annual Incentive Compensation Program, your accrued annual Incentive Compensation shall be calculated separately for each Program.
For the purpose of this Paragraph 2.a.(ii), “Incentive Compensation Program” means any of the Incentive Compensation Plans defined in Paragraph 1.g. and any other plan or program for the payment of annual incentive compensation, variable compensation, bonus, benefits or awards for which you were, or your position was, eligible to participate other than long term incentive equity awards that are addressed under Paragraph 3 of this Agreement; “Incentive Compensation” means any compensation, variable compensation, bonus, benefit or award paid or payable under an annual Incentive Compensation Program; and “Variable Compensation Year” means a calendar or fiscal plan year of an Incentive Compensation Program.

(iii)
Insurance Coverage. If you timely elect COBRA coverage for yourself or your eligible dependents under the Corporation’s group medical, dental or vision plans, the Corporation shall pay 100% of the premiums for such coverage at no cost to you for eighteen (18) months following your loss of medical, dental, and vision coverage, as applicable.

(iv)
Retirement Benefits. The Supplemental Pension Benefit Credits made on your behalf under the Albemarle Corporation Executive Deferred Compensation Plan (“EDCP”) as well as all earnings accrued on such amounts, shall be immediately vested and non-forfeitable and shall be paid in accordance with the terms of the EDCP.

(v)
Outplacement Counseling. The Corporation shall make available to you, at the Corporation’s expense, outplacement counseling. You may select the organization that will provide the outplacement counseling, however, the Corporation’s obligation to provide you benefits under this subparagraph (v) shall be limited to $25,000. This counseling must be used, if at all, no later than the end of the second calendar year after the year of your Date of Termination.

(vi)
Financial Counseling. Following your Date of Termination, the Corporation shall make available to you, two years (plus the remaining unexpired portion of the year in which your Date of Termination falls) of financial counseling services which may include tax counseling services. You may select the organization that will provide you with the financial and tax counseling services, however, the Corporation’s obligation to provide you benefits under this subparagraph (vi) shall be limited to $25,000. To be eligible for reimbursement, the financial counseling must begin in the calendar year of your Date of Termination, unless such Date of Termination is less than 60 days before the end of such calendar year, in which case the financial counseling must begin no later than during the following calendar year.

(vii)
Severance Payment. The Corporation shall pay as severance pay to you, not later than the fifth (5th) day following the Date of Termination, a lump sum severance payment (the “Severance Payment”) equal to two (2) times the following:

(a)
the greater of your annual base compensation which was payable to you by the Corporation immediately prior to the Date of Termination and your annual base compensation which was payable to you by the Corporation immediately prior to a Change in Control, whether or not such annual base compensation was includible in your gross income for federal income tax purposes; plus

(b)	the greater of your target annual variable compensation that was in place immediately prior to a Change in Control, or your target annual variable compensation that was in place immediately prior to the Date of Termination (whether or not such award was includible in your gross income for federal income tax purposes).
The Severance Payment shall be reduced by the amount paid to you under Paragraph 7.e below.

(viii)	Reduction of Payments.
If the payments or benefits to which you will be entitled under this Agreement (referred to in this Paragraph as the “Payments”) would cause you to be liable for the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 (“Excise Tax”), then the Payments shall be reduced (or repaid to the Corporation, if previously paid or provided) as provided below. In no event shall you be entitled to receive any kind of gross-up payment or Excise Tax reimbursement from the Corporation. For purposes of this Paragraph (viii), the terms “excess parachute payment” and “parachute payment” will have the meanings assigned to them by Section 280G of the Code.
If your Payments exceed 2.99 times your “Base Amount” ( as defined in Code Section 280G), a “reduced payment amount" shall be calculated by reducing the Payments to the minimum extent necessary so that no portion of any Payment, as so reduced or repaid, constitutes an “excess parachute payment.” If it is determined that any Excise Tax is payable by you, you shall receive either (i) all Payments otherwise due to you or (ii) the reduced payment amount described in the preceding sentence, whichever will provide you with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax.
Whether Payments to you are to be reduced, pursuant to this Paragraph, and the extent to which they are to be so reduced, will be determined by the Corporation in good faith and the Corporation will notify you in writing of its determination. Any such notice shall describe in reasonable detail the basis of the Corporation’s determination. If you accept the Corporation’s determination, you shall so advise the Corporation of your determination within thirty (30) days of receipt of notice from the Corporation. If you object to such determination within thirty (30) days of receipt of notice from the Corporation, the Corporation will retain, at its expense, a nationally recognized public accounting firm, employment consulting firm or law firm selected by the Corporation and reasonably acceptable to you to review the matter. Such firm shall meet with you and your representatives and the Corporation and its representatives and thereafter render its written opinion as to the extent, if any, that in such firm’s reasonable judgment the payments and benefits otherwise due to you hereunder must be reduced hereunder. The decision of such firm concerning the extent of any required reduction in such payments and benefits shall be final and binding on both you and the Corporation.

(ix)
No Duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in this Paragraph 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination.

(x)
Six Month Delay. If, as of the Date of Termination, you are considered a Specified Employee (as such term is defined in Section 409A), any payments or benefits due upon, or within the six month period following and due to,  a termination of your employment that constitutes a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1, shall be paid or provided to you in a lump sum on the earlier of (i) the first day of the month following the six month anniversary of your separation from service (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of your death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(xi)
Relocation. The Corporation shall reimburse you for your expenses incurred in connection with relocating your residence back to Virginia after your termination of employment, provided such relocation occurs by the end of the second year after the year that contains your Date of Termination. Expenses covered under this paragraph shall not include any expenses incurred in connection with the sale of your residence purchased in Charlotte, North Carolina other than any real estate commission owed in connection with selling the Charlotte residence. For purposes of clarification only, the Corporation shall have no obligation to purchase your residence in Charlotte. Except as otherwise provided in this subparagraph (xi), the benefits provided for hereunder shall be in accordance with the Corporation’s U.S. Domestic Relocation Policy. The benefits described in this subparagraph (xi) must be used, if at all, no later than the end of the second year after the year that contains your Date of Termination, and the reimbursement of expenses must be paid to you no later than the end of the third year after the year that contains the Date of Termination.

b.    Payments While Disabled. During any period prior to the Date of Termination and during the term of this Agreement that you are unable to perform your full‑time duties with the Corporation, whether as a result of your Total Disability or as a result of a physical or mental disability that is not total or is not permanent and therefore is not a Total Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits that are payable or provided under the Corporation’s benefit plans, including its disability plans. After the Date of Termination, your benefits shall be determined in accordance with the Corporation’s benefits, insurance and other applicable programs. The compensation and benefits, other than salary, payable or provided pursuant to this Paragraph 2.b shall be the greater of (x) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect immediately prior to a Change in Control and (y) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid.
c.    Payments if Termination by the Corporation for Cause, or by You Other Than With Good Reason for Resignation. If your employment is terminated by the Corporation for Cause or by you other than with Good Reason for Resignation, the Corporation shall pay you your accrued but unpaid base salary and vacation pay through the Date of Termination, at the rate in effect at the time Notice of Termination is given. You shall receive any payment due under this Paragraph 2.c on the Corporation’s first regular payroll date following the Date of Termination. Thereafter the Corporation shall have no further obligation to you under this Agreement.
d.    After Death. If your employment shall be terminated by reason of your death, your benefits shall be determined in accordance with the Corporation’s benefits and insurance programs then in effect except that if your death occurs after the execution of a definitive agreement which results in a Change in Control, then your beneficiary shall be entitled to the benefits under this Agreement as if the Corporation issued you a Notice of Termination terminating your employment thirty (30) days after a Change in Control.
e.    Termination by the Corporation without Cause upon Expiration of the Term of Employment. If, subsequent to a Change in Control and during the term of this Agreement, your employment is terminated by the Corporation without Cause upon expiration of the Term of Employment, then you shall be entitled to the benefits provided below:

(i)	The Corporation shall pay you your full base salary and accrued vacation pay then in effect through the Date of Termination.

(ii)
If the Date of Termination is after the end of a compensation year under the AIP (as defined in your Employment Agreement), but before the AIP bonuses for such AIP year have been paid, the Corporation shall pay you an AIP bonus for such AIP year based upon the calculated company score and your individual performance modifier set by the Corporation at the time the Corporation sets the AIP bonus amounts for such year for all other eligible employees of the Corporation.

(iii)
Your outstanding equity awards under the LTIP (as defined in your Employment Agreement) shall be treated in accordance with the terms of Section 4(f) of your Employment Agreement and the applicable Notices of Award for such awards.

(iv)
The Corporation shall reimburse you for your expenses incurred in connection with relocating your residence back to Virginia after your termination. Expenses covered under this subparagraph (iv) shall not include any expenses incurred in connection with your sale of a residence purchased in Charlotte, North Carolina other than any real estate commission owed in connection with selling the Charlotte residence. For purposes of clarification only, the Corporation shall have no obligation to purchase your residence in Charlotte. Except as otherwise provided in this subparagraph (iv), the benefits provided for hereunder shall be in accordance with the Corporation's U.S. Domestic Relocation Policy. The benefits described in this subparagraph (iv) must be used, if at all, no later than the end of the second year after the year that contains the Date of Termination, and the reimbursement of expenses must be paid to you no later than the end of the third year after the year that contains the Date of Termination.
3.    Treatment of Long Term Incentive Plan Awards Upon a Change in Control. Upon a Change in Control, any outstanding long term awards granted under one or more of the Incentive Compensation Plans shall be treated in accordance with the terms of the Notices granting such awards and the vesting provisions with regard to such awards set forth in your Employment Agreement. In the event a Notice of Award does not provide for how the award will be treated upon a Change in Control, the provisions of the applicable Plan shall govern.
4.    Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2023; provided, however, that commencing on January 1, 2024 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation or you shall have given notice that it or you do not wish to extend this Agreement. Notwithstanding any such notice by the Corporation or you not to extend the Agreement, if a Change in Control shall have occurred prior to such termination of this Agreement, the attempted termination of this Agreement shall be deemed ineffective and this Agreement shall continue in full force and effect. In any event, the term of this Agreement shall expire on the second (2nd) anniversary of the date of the Change in Control. In addition, this Agreement shall terminate if your employment is terminated by you or the Corporation prior to a Change in Control.
5.    Successors; Binding Agreement.
a.    Successors of the Corporation. The Corporation will require any Successor to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree, by an agreement in form and substance satisfactory to you, to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assent at least five business days prior to the time a person becomes a Successor (or where the Corporation does not have at least five business days advance notice that a person may become a Successor, within three business days after having notice that such person may become or has become a Successor) shall constitute Good Reason for Resignation by you and, if a Change in Control has occurred or thereafter occurs, shall entitle you immediately to the benefits provided in Paragraph 2.a hereof upon delivery by you of a Notice of Termination which the Corporation, by executing this Agreement, hereby assents to. For purposes of this Agreement, “Successor” shall mean any person that purchases all or substantially all of the assets of the Corporation or the Surviving Corporation (and Parent

Corporation, if applicable) or obtains or succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Corporation’s business directly, by merger or consolidation, or indirectly, by purchase of voting securities of the Corporation or by acquisition of rights to vote voting securities of the Corporation or otherwise, including but not limited to any person or group that acquires the beneficial ownership or voting rights described in Paragraph 1.b.(ii).
b.    Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die following your Date of Termination while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
6.    Confidentiality.
a.    This Agreement is intended to supplement, and not to supersede, any rights the Corporation may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.
b.    For purposes of this Agreement, "Confidential Information" means any and all information regarding the Corporation and any of its subsidiaries, divisions and affiliates that is not generally known to the public or which the Corporation deems proprietary or confidential, including any information received from or concerning, directly or indirectly, the Corporation and its customers, vendors, suppliers or distributors, regardless of the form in which such information is maintained, whether in hard-copy or electronic form, and regardless of whether such information constitutes an original or a copy. Confidential Information shall include, without limitation: trade secrets, ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries, research, technical plans, drawings, technical data, technologies or information, formulae and developments; information concerning customers, suppliers, vendors and distributors, including any lists thereof; pricing information, strategies, schemes and lists; market and technical research; financial, purchasing, and business planning information; methods of distribution or supply chain information; financial, business and sales projections, forecasts or plans; information concerning mergers, purchases, sales, acquisitions or other corporate transactions involving the Corporation or any of its affiliates or proposed affiliates, and proposed targets for merger, purchase, acquisition or other corporate transaction; marketing and promotional information, ideas and strategies; marketing surveys and analyses; budgets; invoices; tax matters or other taxation-related information; actual and projected revenues, profits or losses; information relating to the Corporation's personnel or any other personnel data or information; the content, terms or structure of the Corporation's contracts and agreements, including contracts and agreements with customers, suppliers or vendors, including drafts thereof or term sheets; information relating to the Corporation's products and services; and any and all other information relating to the Corporation and its products, services, performance or plans that you acquired as a result of your employment or other association (as a Board member or otherwise) with the Corporation and that is not generally known or available to the public; provided, however, Confidential Information shall not include information relating to the Corporation or its subsidiaries, affiliates or divisions that (1) became or becomes a matter of public knowledge through sources independent of you, (2) has been or is disclosed by the Corporation or its subsidiaries, affiliates or divisions without restriction on its use, or (3) has been or is required or specifically permitted to be disclosed by law or governmental order or regulation, provided that the disclosure does not exceed the extent of disclosure required by such law, order or regulation. It is understood that notwithstanding anything in this Agreement or any code of conduct or ethics or other policy of the Corporation to the contrary, nothing herein or therein shall restrict you from reporting matters to the Securities and Exchange Commission, or communicating directly with its staff, about a possible securities law violation.
c.    The provisions of this Paragraph 6 shall not preclude you from disclosing such information to your professional tax advisor or legal counsel solely to the extent necessary to the rendering of their professional services to you if such individuals agree to keep such information confidential.
d.    Notwithstanding any of the foregoing, it is understood that the U.S. Defend Trade Secrets Act of 2016 ("DTSA") provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
e.    Upon termination of your employment, or at any time upon request of the Corporation, you will (i) promptly return to the Corporation all Confidential Information and Intellectual Property and all copies thereof (including without limitation books, handbooks, proposals, procedures, protocols, manuals, files, papers, memoranda, letters, facsimiles, photographs/images, audio recordings/files, electronically stored information) in any form whatsoever, and regardless of the format, medium or location in which such information has been stored, viewed or accessed (including without limitation any Company-maintained electronic system(s), personal computer or computer system(s), personal email account(s), and any external disk(s), flash drive(s), cloud storage services, or any other location, format or medium in which information can be stored, maintained or accessed), and (ii) delete or destroy all copies of any such documents and materials not returned to the Corporation that remain in your possession or control, including those stored on any non-Company devices, networks, storage locations, and media in your possession or control.
f.    You acknowledge and agree that the injury the Corporation will suffer in the event of the breach by you of any of the provisions of this Paragraph 6 will cause the Corporation irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone. Therefore, you agree that the Corporation, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent your failure to comply with the terms and conditions of this Paragraph 6.
7.    Restrictive Covenants; Consideration.
a.    The Corporation and you acknowledge that (i) the Corporation has a special interest in and derives significant benefit from your unique skills and experience; (ii) as a result of your service with the Corporation, you will use and have access to Confidential Information during the course of your employment; (iii) the Confidential Information has been developed and created by the Corporation at substantial expense and constitutes valuable proprietary assets of the Corporation, and the Corporation will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of your employment or thereafter, you should disclose or improperly use such Confidential Information in violation of the provisions of this Agreement; (iv) the Corporation will suffer substantial damage and irreparable harm which will be difficult to compute if you compete with the Corporation in violation of this Agreement; (v) the Corporation will suffer substantial damage which will be difficult to compute if you solicit or interfere with the Corporation's employees, clients, or customers; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Corporation; and (vii) the provisions of this Agreement will not preclude you from obtaining other gainful employment or service.
b.    No Solicitation of Employees. You agree that for a period of two (2) years following the termination of your employment with the Corporation, at any time and for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity (regardless of who first initiates the communication), hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed or engaged (or in the preceding six (6) months was actively employed or engaged) by the Corporation. This obligation includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed or engaged by the Corporation to terminate his or her relationship with the Corporation, assisting any other person or entity to identify or evaluate Company employees for recruitment away from the Corporation, and assisting any person or entity in hiring an employee away from the Corporation.
c.    No Solicitation of Customers. You agree that for a period of two (2) years following the termination of your employment with the Corporation at any time and for any reason, you will not directly or indirectly, on your own behalf or on behalf of any other person or entity:

(i)
solicit the business of, or provide services or goods similar to, the services or goods provided by the Corporation to any customer of the Corporation or any other entity with which the Corporation has an agreement to perform services or provide goods during the twelve (12) month period prior to your separation from the Corporation;

(ii)	contact any customer of the Corporation for the purpose of soliciting such customer to purchase a product or service that is the same as, similar to or in competition with those products and/or services offered, made, or rendered by the Corporation; or

(iii)
induce or attempt to induce any customer, supplier or vendor of the Corporation to cease or limit the business it does or may plan to do with the Corporation or to otherwise interfere in the Corporation's business relationship with such customer, supplier or vendor.

d.    Non-Competition. For a period of two (2) years following the termination of your employment with the Corporation at any time and for any reason, you shall not, on your own behalf or on behalf of others, directly or indirectly, (whether as an employee, consultant, investor, partner, sole proprietor or otherwise) be employed by, perform any services for, or hold any ownership interest in any Competing Business. "Competing Business" means (i) any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages, invests in, produces or sells any products, services or businesses which are the same or similar to those produced, marketed, invested in or sold by the Corporation and (ii) employment by any customer of the Corporation to which the Corporation sold or provided goods or services while you were employed by the Corporation, if the purpose of such employment by such customer is to provide the same or similar services the Corporation provided to such customer while you were employed by the Corporation. Notwithstanding the foregoing, your ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company, shall not be considered a violation of this Paragraph 7.d.
e.    In consideration for your agreement to the provisions of Paragraph 7.d, the Corporation shall pay you, not later than the fifth (5th) day following the Determination Date (as defined below) the amount determined to be the value of your agreement to the provisions of this Paragraph 7 during the Non-Competition Period (the "Non-Competition Payment"). The value of your Non-Competition Payment for these purposes shall be determined by an unrelated third party in the business of valuing non-competition payments (the "Valuation Firm"). All costs for obtaining and defending the valuation shall be borne by the Corporation. The date the Valuation Firm finalizes the Non-Competition Payment amount will be the Determination Date.
The payment made to you pursuant to this Paragraph 7 is intended to constitute reasonable compensation for purposes of the Code. You shall notify the Corporation in writing of any written claim, objection, litigation, assessment, etc. by any federal, state, or local taxing authority regarding the Non-Competition Payment and its treatment as reasonable compensation under the Code. The notification shall apprise the Corporation of the nature of such claim and shall include a copy of any written correspondence from the relevant taxing authority. Such notification shall be given as soon as practicable but no later than thirty (30) business days after you actually receive notice in writing of such claim. The Corporation shall be responsible for hiring qualified legal counsel and other professionals acceptable to you to defend any challenge and pursue litigation regarding the Non-Competition Payment's status as reasonable compensation under the Code until the matter is concluded. Any expenditure by the Corporation in any year to defend against the claim shall not have any impact on the expenses the Corporation may incur in defending against the claim in any subsequent year. The Corporation shall pay any expenses related to defense of the claim no later than the year after the year the expense was incurred. The Corporation's obligations under this Paragraph 7.e shall exist until the date of your death. The obligation of the Corporation to defend against any claim may not be subject to liquidation or exchanged for any other benefit. The Corporation's obligations under this Paragraph shall be performed by the Corporation in good faith.
8.    Remedies.
a.    You acknowledge that the restrictions contained in Paragraphs 6 and 7 above are necessary to protect the Corporation's confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and you further acknowledge and agree that each and every restriction in Paragraphs 6 and 7 is reasonable in all respects, including duration, territory and scope of activity.
b.    You agree that the restrictions contained in Paragraphs 6 and 7 above shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between you and the Corporation. To the extent that any restriction of Paragraphs 6 and 7 is determined by any court of competent jurisdiction to be unenforceable, you and the Corporation expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that the other restrictions of this Paragraph 8 remain in full force and effect.
c.    You agree that the existence of any claim or cause of action by you against the Corporation, under this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the covenants and restrictions in Paragraphs 6 and 7 above.
d.    You acknowledge and agree that the injury the Corporation will suffer in the event of the breach by you of any of the provisions of Paragraphs 6 and 7 above will cause the Corporation irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone. Therefore, you agree that the Corporation, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent your failure to comply with the terms and conditions of Paragraphs 6 and 7 above. The periods of time referenced in each of subparagraphs b, c and d of Paragraph 7 shall be tolled on a day-for-day basis for each day during which you violate the provisions of subparagraphs b, c or d of Paragraph 7 in any respect, so that you are restricted from engaging in the activities prohibited by subparagraphs b, c and d of Paragraph 7 for the full time period.
9.    Notice to Corporation to Cure. In the event that you believe that you have a Good Reason for Resignation, you shall notify the Corporation in writing of such fact and the reasons therefore no later than 90 days after the relevant event has occurred. The Corporation may within thirty (30) days after your notice, elect to take such steps that would be necessary so that you would no longer have a Good Reason for Resignation. Failure to satisfy the requirements of this Paragraph 9 will result in there not being any Good Reason for Resignation for purposes of this Agreement.

10.    Relationship to Other Agreements. To the extent that any provision of any other agreement between the Corporation and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Notwithstanding the foregoing, nothing in this Agreement shall supersede any provision of the Employment Agreement except as expressly provided in the Employment Agreement.
11.    Nature of Payments. All payments to you under this Agreement shall be considered severance payments in consideration of your past service to the Corporation.
12.    Validity. If any provision or term (or part thereof) of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision or term (or part thereof) in that jurisdiction or the whole of the Agreement in any other jurisdiction, all of which shall remain in full force and effect.
13.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14.    Notice. Any purported termination of your employment by the Corporation or by you following a Change in Control shall be communicated to the other party by a Notice of Termination. A Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board of the Corporation with a copy to the Secretary and General Counsel of the Corporation or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
15.    Fees and Expenses. The Corporation shall pay all legal fees and related expenses incurred by you: (i) as a result of your termination following a Change in Control, (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement (including all fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice in connection therewith), (iii) in making the determinations under Paragraph 2.a(viii), (iv) in seeking advice to determine whether you have a Good Reason for Resignation and providing the notice to the Corporation under Paragraph 9, (v) and contesting any claim by the Corporation under Paragraph 8; provided that such fees are incurred no later than the end of the second calendar year after the year of your Date of Termination.

16.    Release. In order to receive payment of the amounts under Paragraph 2.a.(i), (ii), (iii), (iv), (v), (vi) and (vii) and Paragraph 2.g(ii) and (iv), you shall execute and deliver to the Corporation a General Release which shall be in a form reasonably acceptable to you and the Corporation. Such General Release must be executed within the ninety (90) day period following your termination, provided, however, that to the extent any amounts payable under Paragraph 2.a.(i), (ii), (iii), (iv), (v), (vi) or (vii) or Paragraph 2.g.(ii) or (iv) constitute deferred compensation for purposes of Section 409A, and the ninety (90) day period referred to herein shall commence in one tax year and end in the subsequent tax year, the payments described in this Paragraph 16 shall be made solely in the subsequent tax year.
17.    Survival. The respective obligations of, and benefits afforded to, the Corporation and you as provided in Paragraphs 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15 and 16 of this Agreement shall survive termination of this Agreement.
18.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
19.    Governing Law.
a.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.
b.    Notwithstanding anything herein to the contrary, this Agreement shall be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from or shall comply with the requirements of Section 409A.

To the extent that the Corporation determines that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A, the Corporation shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation without violating the provisions of Section 409A.
In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.
20.    Amendment. No amendment to this Agreement shall be effective unless in writing and signed by both you and the Corporation.

21.    Headings; Construction. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Any Attachments to this Agreement are incorporated herein by reference and shall be deemed a part of it.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.
Sincerely,
ALBEMARLE CORPORATION

By: /s/ Karen G. Narwold
Name:    Karen G. Narwold
Title:    EVP, CAO & General Counsel

Agreed to this 20th day
of April, 2020

/s/ J. Kent Masters
J. Kent Masters, Jr.